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                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 1st day of July, 1996 but shall be deemed to have become effective on July 1, 1995 by and between All-Comm Media Corporation, a Nevada corporation (the "Company"), and Barry Peters (Employee").

         A. The Company is a holding company engaged in the business of acquiring and operating direct marketing and media service companies.

         B. The Company agreed, on May 30, 1996, to enter into certain equity financing arrangements with Broad Capital Associates, Inc. and its affiliates, which financing was conditional upon Employee accepting the terms of this Agreement.

         C. The Company desires to retain Employee as the President of the Company, and Employee desires to accept such employment on the terms and conditions set forth herein.

         NOW, THEREFORE, based upon the following covenants, conditions and promises the parties hereto do hereby agree as follows:

         1. Employment and Duties. Subject to the terms and conditions set forth herein, the Company hereby employs Employee, and Employee hereby accepts such employment with the Company, as the Chairman and Chief Executive Officer of the Company, and Employee's duties shall be consistent with such position.

         2. Term of Employment. The term of Employee's employment with the Company commenced prior to July 1, 1995 but shall, under this Agreement, be deemed to have begun on July 1, 1995 and shall continue from that date for a period of three (3) years, plus, at Employee's sole election, one additional consecutive period of three (3) years, and, in any event, subject to early termination as provided for elsewhere in this Agreement. The "term" of this Agreement shall mean and refer to such three (3) year period plus, if Employee so elects, such consecutive additional three (3) year period (or any earlier termination thereof pursuant to the terms hereof). If Employee shall elect, in its sole discretion, to extend the term of this Agreement by such consecutive additional three (3) year period, then Employee shall do so, if at all, by written notice given to the Company on or before the date occurring 90 days prior to the date on which the term would otherwise expire.

         3. Extent of Service. During the term hereof, Employee agrees to devote, during regular business hours, Employee's full time to the performance of Employee's duties hereunder, it being the intent of the parties hereto that Employee shall devote Employee's best efforts to furthering, promoting and developing the business and activities of the Company.

         4.       Compensation.

                  (a) As compensation for the services which Employee is to render to the Company hereunder, the Company shall pay Employee the following aggregate annual salary for and with respect to each year (annual periods ending with the anniversary date of the date of this Agreement) during the term hereof:


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                          Year               Salary
                          ----               ------
                           1                $137,500
                           2                $195,000; and
                           3                $270,500;

or such amounts as otherwise may be deemed acceptable by Employee.

If Employee elects to extend the term of this Agreement as provided in Paragraph 2, then the annual salary during each year of such extension period shall be negotiated in good faith between the Board of Directors and Employee, but shall not be less than $300,000 for the initial year of such extension period.

At the end of each year during the term hereof, or at any other time as may be deemed appropriate by the Board of Directors of the Company, the Board of Directors of the Company may review the compensation of Employee hereunder and if it, in its sole discretion, believes it to be justified, may pay to Employee a cash bonus plus a grant of common stock for and with respect to such year and upon such terms as the Board of Directors of the Company may determine. In addition, and subject to the prior written concurrence of Employee in Employee's sole discretion, the Board of Directors, in its sole discretion, may elect to cause some or all of any such cash bonus to be paid instead in stock of the Company, whether registered or unregistered and otherwise valued at such price per share as shall be agreed upon at such time by Employee and the Board of Directors.

                  (b) The Board of Directors of the Company shall grant to Employee, from time to time, each year so many options to purchase so many shares of common stock of the Company and at such price or prices as the Board of Directors may determine, from time to time, to be appropriate. In addition, subject to and in accordance with the terms and conditions of the Company's option plan, as it exists as of the date hereof and as it may be amended from time to time hereafter and subject to the Company having a sufficient number of authorized shares to effect the issuance of the underlying optioned shares at the time of vesting of the options, the Company hereby grants to Employee two tranches of options: an initial 150,000 options and, second, an additional 150,000 options, each option being for the purchase of 1 share of the Company's common stock. The exercise price of each tranche of the options shall be the same as the exercise price of each tranche of the common stock purchase warrants issued to Broad Capital Associates, Inc. and/or its affiliates or clients as a result of the financing agreement reached on the price measurement date of May 30, 1996. Therefore, the exercise price of the options, with respect to each of the first 150,000 options, shall be $2.50 per share and the exercise price of each of the additional 150,000 options shall be $3.00 per share. All of such options shall be immediately vested and shall expire, if and to the extent not previously exercised, on July 1, 2001. Employee shall be entitled to exercise all or any portion of such options, from time to time and in such order, as Employee may deem appropriate.

                  (c) The Company will provide Employee with such other fringe benefits and compensation programs, as are within the Company's policy as approved by the Board of Directors of the Company. Without limiting the generality of the immediately preceding sentence, the Company will provide Employee with 4 weeks of paid vacation per year plus the use of an automobile and shall reimburse Employee for the insurance, maintenance and repair costs of such automobile, promptly after presentation to the Company of receipts or other documents evidencing the incurrence of such expenses. Additionally, the Company shall reimburse Employee for expenses reasonably incurred by Employee in carrying out Employee's duties hereunder, including travel,

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lodging  and reasonable  entertainment expenses,  promptly after presentation to the Company of receipts or other documents evidencing the incurrence of such expenses.

         5. Termination of Employment for Good Cause. The Company may terminate the employment of Employee for "good cause" by giving written notice thereof to Employee. For the purposes of this Agreement, "good cause" shall mean only Employee's (i) drug, alcohol or other substance abuse during regular business hours or to such extent as to materially affect the performance of Employee's duties hereunder, (ii) commission of a crime directly related to Employee's employment hereunder, (iii) conviction of a felony involving moral turpitude,
(iv) negligence, gross mismanagement or willful misconduct in the management of the business and affairs of the Company or failure to perform such duties as may reasonably be directed by the Board of Directors and as may be reasonably consistent with the duties and obligations of Employee's office, or (v) breach of any material provision of this Agreement. In the event the employment of the Employee is terminated pursuant to this Paragraph 5, the Company shall have no further liability to Employee other than for compensation earned but not yet paid. In the event the Company contends that it had good cause to terminate the employment of Employee pursuant to clause (i), (ii) or (iii) of this Paragraph 5, the Company shall specify in said written notice the effective date of termination of Employee's employment, which date may, in the Company's sole discretion, be the date of such notice. In the event the Company contends that it has good cause to terminate the employment of Employee pursuant to clause
(iv) or (v) of this Paragraph 5, the Company shall set forth in said written notice reasonable details of Employee's acts or conduct which the Company alleges constitutes a willful and gross mismanagement of business and affairs of the Company or a breach of material provision of this Agreement, as the case may be. The written notice shall also specify what, if anything, Employee could do to cure or eliminate the alleged "good cause" for termination if the matter is susceptible of cure. If Employee performs the required services or modifies Employee's performance to correct the matters complained of within sixty (60) days of receipt of the notice, Employee's breach will be deemed cured. However, if the nature of the matters complained of are such that more than sixty (60) days are reasonably required to correct the matters complained of, then Employee's breach will be deemed cured if Employee commences to correct such matters within the sixty (60) day period and thereafter diligently prosecutes such correction to completion, but not to exceed one additional sixty (60) day period. If Employee does not modify Employee's performance to correct or commence to correct the matter complained of within the sixty (60) day period of the extension thereof, the Company shall have the right to terminate this Agreement at the end of such (60) day period or any extension thereof. It is understood that Employee's performance hereunder shall not be deemed unsatisfactory solely on the basis of any economic performance of the Company because such performance will depend in part on a variety of factors over which Employee has little control.

         6. Termination of Employment by Death or Incapacity. The Company may terminate the employment of Employee by written notice to Employee if, during the term of this Agreement, Employee shall become incapable of fulfilling Employee's obligations hereunder because of injury or physical or mental illness which shall exist or may reasonably be anticipated to exist for a period of one hundred fifty (150) consecutive days or for an aggregate of one hundred fifty
(150) days during the term hereof. Notwithstanding the foregoing, however, the Company shall never be obligated to pay Employee for more than ninety (90) days, in the aggregate, during the term during which Employee shall become incapable of fulfilling Employee's obligations hereunder because of injury or physical illness.The death of Employee shall automatically terminate the term of Employee's employment. In the event the employment of Employee is terminated by Employee's death or by the Company pursuant to this Paragraph 6 because of injury or physical or mental illness, the Company shall pay Employee, or Employee's heir(s) (in the event of death), all compensation of Employee


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earned but not yet paid up to and  through the day upon which  Employee's  death occurs or this Agreement is terminated by the Company due to Employee's incapacity, as applicable, plus an amount equal to the greater of (i) such base salary, less all lawfully required deductions and withholdings, as Employee would have earned had Employee been employed for the balance of the term and
(ii) one year's base salary, at Employee's then current annual rate, again less all lawfully required deductions and withholdings. Any amount paid pursuant to, as applicable, the foregoing clauses (i) or (ii) shall be paid, from time to time, in accordance with the Company's normal payroll practices.

         7. Termination of Employment Without Good Cause or for Good Reason. If the Company shall terminate the employment of Employee, other than for "good cause" pursuant to Paragraph 5, for death or for disability pursuant to Paragraph 6, or if Employee shall elect to resign from the employ of the Company for "good reason" (as defined below), then Employee shall be entitled to receive, in addition to any other amounts due Employee, from time to time, under this Agreement, additional severance pay in an amount equal to (i) one year's base salary, at the rate in effect on the date of termination or resignation, as applicable, payable in accordance with the normal payroll practices of the Company for the remainder of the term plus (ii) an amount equal to the amount described in the immediately preceding clause (i), but payable on the effective date of such termination or resignation, as applicable. Any payment required to be made, from time to time, pursuant to either of the foregoing clauses (i) or
(ii) shall be net of all lawfully required deductions and withholdings. "Good reason" shall mean a "change in control" of the Company, a removal of Employee from his current position with the Company without his consent and without good cause, or a material change in Employee's duties, responsibilities or status, again without his consent and without good cause. A "change in control" of the Company shall be deemed to occur if (a) there is a consolidation or merger of the Company where the Company is not the surviving corporation and the shareholders prior to such transaction do not continue to own at least 80% of the common stock of the surviving corporation, (b) there is a sale of all or substantially all of the assets of the Company, (c) the stockholders approve a plan for the liquidation or dissolution of the Company, (d) any person becomes the beneficial owner, directly or indirectly, of 30% or more of the Company's outstanding common stock or (e) Employee shall cease to be a director of the Company for any reason, other than Employee's voluntary resignation or voluntary election not to stand for re-election as director of the Company.

         8. Noncompetition; Nonsolicitation; Confidential Information.

                  (a) Except for any common stock of the Company, Employee covenants and agrees that, during the term of this Agreement, Employee will not, directly or indirectly, whether individually or as an officer, director, employee or consultant, become employed by, or become a partner in or a stockholder owning more than one percent (1%) of, any business which is engaged in the business of providing direct marketing services or any other business which is similar to or competitive with the business now or at any time during the term of this Agreement being conducted by the Company.

                  (b) Employee acknowledges that it is the policy of the Company (for purposes of this Paragraph 8, the term Company shall also refer to any subsidiary, parent or other affiliate of the Company) to maintain as secret and confidential all valuable and unique information heretofore or hereafter acquired, developed or used by the Company relating to the business, operations, employees, and/or clients of the Company which gives the Company a competitive advantage in its industry, including, without limitation, information about net costs, profits, markets, suppliers, sales products, key personnel, pricing policies, operational methods, technical processes and other


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business  affairs  and  methods  and  other   information  not readily available
to the public and plans for future developments, operating manuals, computer software for any marketing tracking system of the Company, financial statements,
forecasts  and  operating   data  and  business  plans  (all such information is
hereinafter referred to as "Confidential Information"). Employee recognizes that the services to be performed by Employee are special and unique, and that by reason of Employee's duties, Employee will acquire Confidential Information. Employee recognizes that all such Confidential Information is the property of the Company. In consideration of the Company's entering into this Agreement, Employee agrees that: (i) Employee shall never, directly or indirectly, use,
publish,  disseminate  or   otherwise  disclose  any  Confidential   Information
obtained during Employee's employment by the Company (whether obtained prior to, during or after the term of this Agreement) without the prior written consent of the Company's Board of Directors; and (ii) during the term of this Agreement, Employee shall exercise all due and diligent precautions to protect the integrity of the Company's mailing lists and sources thereof, statistical data  and  compilations,  agreements,  contracts,  manuals  or  other  documents
embodying   any  Confidential  Information.   Upon  termination  of   Employee's
employment by the Company and at any other time upon request of the Company, Employee shall return all such documents (and copies thereof) embodying any Confidential Information in Employee's possession or control. Employee agrees that the provisions of this subparagraph (b) are reasonable and necessary to protect the proprietary rights of the Company in the Confidential Information and its trade secrets, goodwill and reputation. The provisions of this subparagraph (b) shall not apply to Confidential Information (i) which is known generally to the public, (ii) which otherwise comes into the public domain without the fault of Employee, or (iii) which Employee obtains from sources other than the Company (provided that such exception shall not be applicable to Confidential Information disclosed to Employee in Employee's position as an officer and employee of the Company).

         9. Life Insurance. If requested by the Company, Employee shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company, at its expense and for its own benefit, to obtain life insurance on the life of Employee. Employee has no reason to believe that his life is not insurable with a reputable insurance company at rates now prevailing in the City of Los Angeles for healthy men of his age.

         10. Employee's Rights, Benefits, and Obligations. The rights, benefits and obligations of Employee under this Agreement are personal to Employee, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer.

         11. Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior written or oral agreements, representations, understandings and/or discussion between the parties relating thereto. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the party making the waiver.

         12. Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or three (3) business days after deposit in the United States mail, by registered or certified mail (or air mail, if notice shall be sent outside the United States), postage prepaid, return receipt requested or two (2) days after delivery to a nationally known air courier or delivery company, addressed to the applicable party hereto at the address specified below (or as otherwise directed in a notice given in accordance herewith):


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                  If to Company, to:     All-Comm Media Corporation
                                         400 Corporate Pointe
                                         Suite 780
                                         Culver City, California 90230

                  If to Employee, to:    Barry Peters
                                         680 Harbor Street
                                         Unit #6
                                         Venice, California 90291

         13. Effect of Headings. The subject headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         14. Attorneys' Fees. If any action or proceeding is brought to enforce any provisions of this Agreement, the prevailing party shall be entitled to its costs and expenses in connection therewith, including, without limitation, reasonable attorneys' fees.

         15. Applicable Law. The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of California.

         16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same Agreement.

         17. Severability. If any provision of this Agreement shall be declared invalid, illegal and/or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

         18. Successor and Assigns. The provisions hereof shall inure to the benefit of, be binding upon, and be enforceable by the successors and assigns of the Company.

         19. Further Assurances. The Company and Employee each agree to execute and deliver any and all additional instruments and to perform any and all additional acts deemed by either party to be necessary or proper to carry into effect the terms, conditions and provisions of this Agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.


EMPLOYEE:


                                            THE COMPANY:

                                            All-Comm Media Corporation,
                                            a Nevada corporation


_______________________________
        Barry Peters                        By:________________________________
                                            ______
                                            Its:_______________________________


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